JACKSONVILLE BANCORP ANNOUNCES
THIRD QUARTER RESULTS

JACKSONVILLE, FLA., November 8/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported the Company had a third quarter net loss of $349,000 compared to a net income of $325,000 during the third quarter in 2009.  On a per share basis, the net loss was $0.20 compared to a net income of $0.19 for the same period in 2009.  The loss for the quarter was driven primarily by additional provisions for loan losses, merger-related expenses, write-down of OREO values, and other related expenses on foreclosed property.

Total assets decreased $11.0 million to $427.8 million at September 30, 2010 from $438.8 million at December 31, 2009.  The decrease was driven primarily by a decrease in net loans of $13.6 million offset by an increase in OREO properties of $2.3 million.  The decrease in net loans was driven primarily by a reduction in residential real estate loans of $4.1 million, or 4.2%, construction real estate loans of $3.1 million, or 9.3%, commercial real estate loans of $5.1 million, or 2.2%, and consumer loans of $755,000 or 19.4%, offset by an increase in commercial loans of $1.3 million, or 5.6%, and an increase in allowance for loan losses of $2.1 million.

The Company’s nonperforming assets at September 30, 2010 were $22.1 million compared to $12.8 million at December 31, 2009 and $12.5 million at June 30, 2010.  Total delinquencies (loans past due 30 or more days) increased to $20.6 million, or 5.4% of total loans at September 30, 2010 compared to $10.1 million, or 2.6% of total loans, at June 30, 2010.  The increase in nonperforming assets at September 30, 2010 was principally a result of an increase in nonaccrual commercial real estate loans.  General economic conditions and the real estate market continue to be challenging in the Bank’s geographic market.

Jacksonville Bancorp, Inc. President Gilbert J. Pomar, III stated, “We continue to operate our core business conservatively while taking an aggressive approach when analyzing the adequacy of our reserves.  Our team of experienced bankers is committed to quickly identifying potential problems and working with our customers whenever possible to traverse through this unique environment.”  The Bank remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 10.87%, 9.60% and 8.40%, respectively, at September 30, 2010.  At September 30, 2010, the Company’s tangible common equity as a percent of total assets was 5.76% and its book value per common share was $14.07.

Nonperforming assets increased to $22.1 million, or 5.2% of total assets, compared to $7.2 million, or 1.6% of total assets, in the prior year.

	September 30,
	2010	2009
	(Dollars in thousands)
Nonaccruing loans	$15,806	$5,950
Loans past due over 90 days still on accrual	--	--
Total nonperforming loans	15,806	5,950
Foreclosed assets, net	6,299	1,245
Total nonperforming assets	22,105	7,195

Allowance for loan losses	$8,922	$6,455

Nonperforming loans and foreclosed assets as a percent of total assets	5.17%	1.64%

Nonperforming loans as a percent of gross loans	4.17%	1.50%

Loans past due 30-89 days, still accruing	$4,811	$4,849

The allowance for loan losses was 2.35% of total loans at September 30, 2010 compared to 1.63% for the comparable period in 2009 and 1.75% at December 31, 2009.  Provision for loan loss expense was $799,000 and $5.1 million for the three- and nine-month periods of 2010, respectively, compared to $1.1 million and $3.3 million for the same periods in 2009.  The continued elevated level of provision for loan losses in 2010 was driven primarily by the charge-off of several loans graded as substandard and an increase in the level of reserve determined during management’s review of the loan portfolio.  The Company has recorded net charge-offs of $125,000 and $3.0 million for the three- and nine-month periods in 2010 compared to $278,000 and $1.6 million for the comparable periods in 2009 and $2.2 million in net charge-offs for all of 2009.

On May 10, 2010, the Company entered into a definitive agreement to acquire Atlantic BancGroup, Inc. and simultaneously agreed to issue $30 million in new capital to four private investors.  Subsequently, on September 20, 2010, the Company and its investors entered into an amendment whereby the capital issued was increased to $35 million.  At the same time, an amendment to the Plan of Merger was entered into whereby the shareholders would receive an additional $0.67 in cash.  “The merger with Oceanside Bank and recapitalization of our Company will provide us the opportunity to strategically position our Company for the future,” Mr. Pomar went on to say.  The transactions are expected to close and the two operations are expected to be fully integrated before year end.

For the first nine months of 2010, Jacksonville Bancorp reported a net loss of $2.3 million compared to a $180,000 net loss in the first nine months of 2009.  On a per share basis, the net loss was $1.33 for the nine-month period compared to a net loss of $0.10 per share in 2009.

The Company’s net interest margin increased to 3.61% from 3.59% when comparing the three months ending September 30, 2010 to the same period last year and to 3.42% from 3.15% for the comparable nine-month periods.  The increase is mainly the result of the Company focusing on core deposit initiatives and reducing the rates paid on these funding sources.

Noninterest income was $299,000 and $833,000 for the three- and nine-month periods in 2010, respectively, compared to $241,000 and $611,000 for the comparable periods in 2009.  The increase in the quarterly income was primarily the result of the Company recording a $62,000 windfall to offset the additional taxes and penalties from the cancellation of one of its BOLI policies.  A new policy was entered into which should provide a higher return.  In 2009, a $132,000 write-off in the stock of Silverton Bank, N.A. was recognized due to its May 2009 failure and was offset by a loan referral fee in the amount of $52,000.

Noninterest expense increased to $3.9 million and $10.4 million for the three- and nine-month periods in 2010, respectively, from $2.5 million and $7.5 million for the same periods in 2009.  The increase of $1.3 million for the linked quarter is mainly attributable to recording $760,000 for merger-related expenses, $308,000 for OREO write down and other OREO expenses, and $275,000 in additional compensation expenses.

Total deposits decreased $9.2 million, or 2.5%, to $361.4 million at September 30, 2010 from $370.6 million at December 31, 2009, primarily driven by a $27.8 million increase in money market, NOW and savings deposits offset by a $33.7 million decrease in time deposits.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to:   economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Earnings Summary
Total interest income	$5,666	$5,749	$5,795	$5,817	$6,081
Total interest expense	1,926	2,222	2,220	2,151	2,266

Net interest income	3,740	3,527	3,575	3,666	3,815
Provision for loan losses	799	1,920	2,375	1,046	1,070

Net interest income after provision for loan losses	2,941	1,607	1,200	2,620	2,745
Noninterest income	299	286	248	230	241
Noninterest expense	3,865	3,443	3,086	2,502	2,528

Income before income tax	(625)	(1,550)	(1,638)	348	458
Income tax provision	(276)	(558)	(650)	92	133

Net income	$(349)	$(992)	$(988)	$256	$325

Summary Average Balance Sheet
Loans, gross	$381,282	$387,961	$391,073	$392,219	$395,133
Securities	27,925	27,327	25,340	26,033	26,083
Other earning assets	2,208	17,384	10,037	941	525
Total earning assets	411,415	432,672	426,450	419,193	421,741
Other assets	23,922	20,656	21,416	19,669	16,127
Total assets	$435,337	$453,328	$447,866	$438,862	$437,868
Interest bearing liabilities	$367,957	$384,776	$377,395	$364,871	$368,071
Other liabilities	42,177	42,380	43,105	46,919	42,968
Shareholders' equity	25,203	26,172	27,366	27,072	26,829

Total liabilities and shareholders' equity	$435,337	$453,328	$447,866	$438,862	$437,868

Per Share Data
Basic earnings per share	$(0.20)	$(0.57)	$(0.56)	$0.15	$0.19
Diluted earnings per share	$(0.20)	$(0.57)	$(0.56)	$0.15	$0.19
Basic weighted average shares outstanding	1,750,197	1,749,443	1,748,832	1,749,280	1,748,586
Diluted weighted average shares outstanding	1,750,197	1,749,443	1,748,832	1,750,112	1,749,074
Book value per basic share at end of period	$14.07	$14.30	$14.98	$15.59	$15.42
Total shares outstanding at end of period	1,750,437	1,750,437	1,749,526	1,749,243	1,748,854
Closing market price per share	$7.77	$10.90	$10.00	$9.49	$10.75

Selected Ratios
Return on average assets	-0.32%	-0.88%	-0.89%	0.23%	0.29%
Return on average equity	-5.49%	-15.20%	-14.64%	3.75%	4.81%
Average equity to average assets	5.79%	5.77%	6.11%	6.17%	6.13%
Tangible common equity to tangible assets	5.76%	5.54%	5.79%	6.21%	6.13%
Interest rate spread	3.38%	3.00%	3.12%	3.17%	3.28%
Net interest margin	3.61%	3.27%	3.40%	3.47%	3.59%
Allowance for loan losses as a percentage of total loans	2.35%	2.16%	1.95%	1.75%	1.63%
Allowance for loan losses as a percentage of NPL's	56.45%	128.17%	102.90%	78.38%	108.49%
Ratio of net charge offs as a percentage of average loans	0.13%	1.33%	1.67%	0.66%	0.28%
Efficiency Ratio	95.69%	90.30%	80.72%	64.22%	62.33%

	September 30,	June 30,	March 31,	December 31,	September 30,
Summary Balance Sheet	2010	2010	2010	2009	2009
Cash and cash equivalents	$4,542	$23,131	$19,217	$5,647	$5,496
Securities	25,978	28,648	26,513	25,371	26,955
Loans,net	370,498	373,885	382,983	384,133	389,082
All other assets	26,812	26,564	23,662	23,660	18,410
Total assets	$427,830	$452,228	$452,375	$438,811	$439,943
Deposit accounts	$361,436	$391,698	$385,944	$370,635	$321,603
All other liabilities	41,762	35,499	40,220	40,908	91,380
Shareholders' equity	24,632	25,031	26,211	27,268	26,960
Total liabilities and shareholders' equity	$427,830	$452,228	$452,375	$438,811	$439,943

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Nine Months Ended
	September 30,	September 30,
	2010	2009

Earnings Summary
Total interest income	$17,210	$17,387
Total interest expense	6,368	7,578

Net interest income	10,842	9,809
Provision for loan losses	5,094	3,315

Net interest income after provision for loan losses	5,748	6,494
Noninterest income	833	611
Noninterest expense	10,394	7,481

Income before income tax	(3,813)	(376)
Income tax provision	(1,484)	(195)

Net income	$(2,329)	$(181)

Summary Average Balance Sheet
Loans, gross	$386,736	$388,193
Securities	26,874	27,567
Other earning assets	9,847	635
Total earning assets	423,457	416,395
Other assets	22,008	16,328
Total assets	$445,465	$432,723
Interest bearing liabilities	$376,675	$363,451
Other liabilities	42,551	42,283
Shareholders' equity	26,239	26,989
Total liabilities and shareholders' equity	$445,465	$432,723

Per Share Data
Basic earnings per share	$(1.33)	$(0.10)
Diluted earnings per share	$(1.33)	$(0.10)
Basic weighted average shares outstanding	1,749,496	1,748,482
Diluted weighted average shares outstanding	1,749,496	1,748,482
Book value per basic share at end of period	$14.07	$15.42
Total shares outstanding at end of period	1,750,437	1,748,854
Closing market price per share	$7.77	$10.75

Selected Ratios
Return on average assets	-0.70%	-0.06%
Return on average equity	-11.87%	-0.90%
Average equity to average assets	5.89%	6.24%
Tangible common equity to tangible assets	5.76%	6.13%
Interest rate spread	3.17%	2.79%
Net interest margin	3.42%	3.15%
Allowance for loan losses as a percentage of total loans	2.35%	1.63%
Allowance for loan losses as a percentage of NPL's	56.45%	108.49%
Ratio of net charge offs as a percentage of average loans	1.05%	0.54%
Efficiency Ratio	89.03%	71.79%

	September 30,	September 30,
Summary Balance Sheet	2010	2009
Cash and cash equivalents	$4,542	$5,496
Securities	25,978	26,955
Loans, net	370,498	389,082
All other assets	26,812	18,410
Total assets	$427,830	$439,943
Deposit accounts	$361,436	$321,603
All other liabilities	41,762	91,380
Shareholders' equity	24,632	26,960
Total liabilities and shareholders' equity	$427,830	$439,943